Press Release
TechnipFMC Announces Third Quarter 2018 Results

•	Net income of $136.9 million and adjusted EBITDA of $430.5 million

•	Inbound orders of $3.6 billion; Subsea orders exceeded revenue for the fourth consecutive quarter

•	Backlog increased year-over-year in all segments

•	Updated 2018 guidance reflects strong execution in Onshore/Offshore and revised market outlook for Surface Technologies
LONDON, PARIS, HOUSTON, October 24, 2018 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported third quarter 2018 results.
Total Company revenue was $3,143.8 million. Net income was $136.9 million, or $0.30 per diluted share. These results included after-tax charges and credits of $2.9 million, or $0.01 per diluted share; adjusted diluted earnings per share were $0.31.
Adjusted EBITDA, which excludes charges and credits, was $430.5 million; adjusted EBITDA margin was 13.7 percent. After-tax charges and credits are detailed in the financial schedules.
Other significant pre-tax items impacting the quarter, for which we do not provide guidance, included the following:

•	$34.4 million, or $0.05 per diluted share, of foreign exchange losses included in corporate expense; and

•	$93.2 million, or $0.20 per diluted share, of increased liability payable to joint venture partners included in interest expense.
Summary Financial Statements
Reconciliation of U.S. GAAP to non-GAAP financial measures are detailed below and in the financial schedules.

	Three Months Ended	Three Months Ended
(In millions, except per share amounts)	September 30, 2018	September 30, 2017	Change
Revenue	$3,143.8	$4,140.9	(24.1%)
Net income	$136.9	$121.0	13.1%
Diluted EPS	$0.30	$0.26	15.4%

Adjusted EBITDA	$430.5	$536.2	(19.7%)
Adjusted EBITDA margin	13.7%	12.9%	74 bps
Net income, excluding charges and credits	$139.8	$183.6	(23.9%)
Diluted EPS, excluding charges and credits	$0.31	$0.39	(20.5%)

Inbound orders	$3,647.2	$2,461.9	48.1%
Backlog	$15,178.0	$13,902.4	9.2%

Doug Pferdehirt, CEO of TechnipFMC, stated, “Our third quarter results illustrate the benefit of structural cost savings and strong project delivery. This was most notable within Onshore/Offshore, where execution on key projects such as Yamal LNG has remained robust, leading to further improvement in adjusted EBITDA margin. Subsea continued to display strong operational performance. Surface Technologies results increased modestly versus the prior year despite softening completions activity in North America.”
“Total Company orders once again exceeded revenues, supporting a return to year-over-year growth in backlog. Total Company backlog of $15.2 billion increased 9 percent when compared to the prior-year quarter, with growth occurring in all business segments.”
Pferdehirt continued, “During the quarter, we successfully delivered Train 2 of the Yamal LNG project, approximately six months ahead of schedule. LNG volume shipped to date now exceeds 5 million metric tons, a result achieved due to the project’s accelerated delivery. Construction and commissioning of Train 3 is progressing well and is on track for another early delivery.”
“We also successfully delivered two additional iEPCI™ projects in the third quarter - Trestakk and Visund Nord - both with Equinor on the Norwegian Continental Shelf. On Trestakk, our first awarded iEPCI™ project, we successfully delivered a fully commissioned subsea system utilizing only a single season of marine operations. Visund Nord was delivered in just 21 months from concept selection to first production; this was a new fast-track record for Equinor. An important factor in the success of these projects was the strong collaboration with our partner, Equinor, and the integrated capabilities of TechnipFMC.”
Pferdehirt concluded, “The outlook for our three growth pillars - subsea, unconventionals, and LNG - remains favorable.”
“In Subsea, the recovery that began nearly two years ago continues. Our Subsea book-to-bill has exceeded 1.0 in five of the last six quarters. Final Investment Decisions (FIDs) for large projects continue to increase, supported by considerable improvement in project economics and operator cash flows. The continued increase in FEED activity further supports our favorable outlook. With the industry’s most comprehensive offering and the ability to leverage next generation technologies such as Subsea 2.0™, TechnipFMC is capitalizing on the market evolution towards integrated subsea developments.”
“For U.S. unconventionals, the near-term uncertainty in completion activity will likely prove transitory. We believe that growth in hydrocarbon demand will continue, and the market will ultimately resolve takeaway capacity constraints. In the meantime, growth in drilled but uncompleted wells (DUCs) continues; the required completions will soon follow.”
“LNG remains one of the fastest growing markets in the oil and gas sector. Demand growth suggests a new wave of LNG projects will need to be sanctioned in 2019 and beyond. Our 50+ years of experience has resulted in the delivery of over 20 percent of the world’s operating capacity. We are well-positioned for this growth opportunity.”

Operational and Financial Highlights - Third Quarter 2018

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are detailed below and in the financial schedules.

	Three Months Ended	Three Months Ended
(In millions)	September 30, 2018	September 30, 2017	Change
Revenue	$1,209.1	$1,478.2	(18.2%)
Operating profit	$79.7	$102.8	(22.5%)
Adjusted EBITDA	$188.5	$260.4	(27.6%)
Adjusted EBITDA margin	15.6%	17.6%	(203 bps)

Inbound orders	$1,553.9	$979.8	58.6%
Backlog	$6,343.4	$5,948.9	6.6%

Subsea reported third quarter revenue of $1,209.1 million. Revenue was down 18.2 percent from the prior year as projects in Africa, Europe, and Asia Pacific progressed towards completion, partially offset by increased activity in South America. Subsea revenue continues to be negatively impacted by prior-period declines in inbound orders related to the market downturn.
Subsea reported operating profit of $79.7 million; adjusted EBITDA was $188.5 million with a margin of 15.6 percent. Operating profit declined versus the prior-year quarter primarily due to the anticipated revenue decline and more competitively priced backlog, offset in part by merger synergies and other cost reduction activities. The timing of completion of certain projects continued to benefit margins in the period, although the impact was less pronounced than in the prior-year quarter. These same factors drove the year-over-year decline in adjusted EBITDA.
Vessel utilization rate for the third quarter was 69 percent, down from 71 percent in the second quarter and 70 percent in the prior-year quarter.

Third Quarter Subsea Highlights

•	Equinor Trestakk iEPCI™ (Norway)
Delivery of a fully commissioned subsea system to seabed in 22 months, requiring only a single season of marine operations.

•	Equinor Visund Nord IOR iEPCI™ (Norway)
Project completion was a new fast-track record for Equinor; 21 months from concept selection to first production.

•	Total Kaombo (Angola)
Vessel campaign for FPSO North successfully completed.

Subsea inbound orders for the quarter were $1,553.9 million. The following announced award was included in the period:

•	ExxonMobil Liza Phase 2 Project (Guyana)
Award for the engineering of the subsea system for the proposed Liza Phase 2 project. Following engineering and subject to requisite government approvals, project sanction and an authorization to proceed with the next phase, TechnipFMC will then manufacture and deliver the subsea equipment. Delivery would include 30 enhanced vertical deepwater trees and associated tooling, as well as eight manifolds and associated controls and tie-in equipment.

Subsea	Consolidated backlog*	Non-consolidated backlog**
Estimated Backlog Scheduling as of September 30, 2018
(In millions)
2018 (3 months)	$1,102.7	$23.4
2019	$2,798.2	$179.7
2020 and beyond	$2,442.5	$792.8
Total	$6,343.4	$995.9

*	Backlog does not capture all revenue potential for subsea services.
** Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that are not consolidated due to our minority ownership position.

Onshore/Offshore

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are detailed below and in the financial schedules.

	Three Months Ended	Three Months Ended
(In millions)	September 30, 2018	September 30, 2017	Change
Revenue	$1,532.5	$2,308.1	(33.6%)
Operating profit	$243.4	$206.4	17.9%
Adjusted EBITDA	$227.3	$244.6	(7.1%)
Adjusted EBITDA margin	14.8%	10.6%	423 bps

Inbound orders	$1,666.1	$1,153.0	44.5%
Backlog	$8,378.8	$7,559.3	10.8%
Onshore/Offshore reported third quarter revenue of $1,532.5 million. Revenue declined 33.6 percent from the prior-year quarter as we moved closer to completion on major projects, primarily Yamal LNG. The anticipated revenue decline was moderately offset by strong growth in our process technologies business.
Onshore/Offshore reported operating profit of $243.4 million; Despite lower revenue, operating profit increased 17.9 percent versus the prior-year quarter. Operating results benefited from several factors in the quarter, including a bonus on Yamal LNG due to provisional acceptance of Train 2, a financial gain on the sale of an offshore yard, a reduction in restructuring and other severance charges, and strong project execution.

Onshore/Offshore reported adjusted EBITDA of $227.3 million, which reflected a 7.1 percent decline versus the prior-year quarter despite a revenue decline of 33.6 percent for the same period. Partially offsetting the negative impact of the anticipated revenue decline were the bonus on Yamal LNG and strong project execution. Adjusted EBITDA margin increased 423 basis points from the prior-year results to 14.8 percent.

Third Quarter Onshore/Offshore Highlights

•	Yamal LNG (Russia)
Train 2 delivered ahead of schedule, reaching nameplate capacity just 17 days after first drop; construction and commissioning of Train 3 progressing well and is on-track for early delivery.

•	ENI Coral South FLNG (Mozambique)
First steel cut for hull in September.

•	Martin Linge (Norway)
Successful offshore lifting campaign with four heavy lifts (Process, Utility, Flare, and Living Quarter modules) in four days; offshore campaign for modules hook-up and commissioning started.

Onshore/Offshore inbound orders for the quarter were $1,666.1 million; The following announced award was included in the period:

•	Long Son Petrochemicals Co., Ltd. Olefins Plant (Vietnam)
Large* award for the licensing, engineering, procurement, construction, commissioning, and start-up of Vietnam’s first olefins plant on Long Son Island, Ba Ria-Vung Tau province. The plant will include proprietary licensed units and will be based on TechnipFMC’s proprietary ethylene technology. TechnipFMC is executing the project in a consortium with SK Engineering & Construction Co., Ltd. of South Korea.
* A “large” award ranges between $500 million and $1 billion (TechnipFMC share).

Onshore/Offshore	Consolidated backlog	Non-consolidated backlog*
Estimated Backlog Scheduling as of September 30, 2018
(In millions)
2018 (3 months)	$1,602.0	$63.3
2019	$4,194.7	$718.5
2020 and beyond	$2,582.1	$1,142.4
Total	$8,378.8	$1,924.2
* Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are detailed below and in the financial schedules.

	Three Months Ended	Three Months Ended
(In millions)	September 30, 2018	September 30, 2017	Change
Revenue	$402.2	$353.9	13.6%
Operating profit (loss)	$51.9	$49.0	5.9%
Adjusted EBITDA	$72.5	$71.2	1.8%
Adjusted EBITDA margin	18.0%	20.1%	(209) bps

Inbound orders	$427.2	$329.1	29.8%
Backlog	$455.8	$394.2	15.6%
Surface Technologies reported third quarter revenue of $402.2 million. Revenue increased 13.6 percent from the prior-year quarter, driven primarily by higher activity in North America; growth in wellhead product sales and measurement systems was partially offset by reduced hydraulic fracturing flowline sales.
Surface Technologies reported operating profit of $51.9 million; adjusted EBITDA was $72.5 million. Operating profit increased versus the prior-year quarter as product mix outside the Americas more than offset the impact of reduced flowline sales in North America. These same factors drove a year-over-year increase in adjusted EBITDA. Adjusted EBITDA margin of 18 percent decreased 209 basis points from the prior-year results.
Inbound orders for the quarter of $427.2 million increased by 29.8 percent over the prior year. Backlog was $455.8 million. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within twelve months.

Corporate and Other Items
Corporate expense in the third quarter was $68.1 million. Excluding charges and credits of $9.7 million associated with the merger as well as restructuring and other severance charges, corporate expense was $58.4 million; this included $34.4 million of foreign exchange losses.
Net interest expense was $106 million in the quarter, which included an increase in the liability payable to joint venture partners of $93.2 million.
The Company recorded a tax provision during the quarter of $66.7 million. Excluding the impact of discrete items, the effective tax rate was 32.2 percent.
Total depreciation and amortization for the quarter was $142 million, including depreciation and amortization related to purchase price accounting for the merger of $23.3 million
Capital expenditures were $120.4 million during the quarter.
The Company repurchased 4.6 million shares during the quarter for total consideration of $142.2 million. Since inception of the repurchase program in October 2017, the Company has repurchased 14.4 million shares for total consideration of $442.7 million. The Company remains committed to completing the full authorization of $500 million in ordinary shares by the end of 2018.
The Company ended the quarter with cash and cash equivalents of $5.6 billion; net cash was $1.5 billion.

2018 Guidance1
Updates to the Company’s full-year guidance for 2018 are included in the revised table below and detailed on the following page:

2018 Guidance *Updated October 24, 2018

Subsea	Onshore/Offshore	Surface Technologies
Revenue in a range of $5.0 - 5.3 billion	Revenue in a range of $5.8 - 6.1 billion*	Revenue in a range of $1.5 - 1.6 billion

EBITDA margin at least 14% (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 13%* (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 16%* (excluding amortization related impact of purchase price accounting, and other charges and credits)

TechnipFMC
Corporate expense, net $40 - 45 million per quarter (excluding the impact of foreign currency fluctuations)

Net interest expense* approximately $10 - 12 million per quarter (excluding the impact of revaluation of partners’ redeemable financial liability)

Tax rate 28 - 32% for the full year (excluding the impact of discrete items)

Capital expenditures approximately $300 million for the full year

Merger integration and restructuring costs approximately $100 million for the full year

Cost synergies $450 million annual savings ($200 million exit run-rate 12/31/17, $400 million exit run-rate 12/31/18, $450 million exit run-rate 12/31/19)

1 Our guidance measures adjusted EBITDA margin, corporate expense, net (excluding the impact of foreign currency fluctuations), net interest expense excluding the impact of revaluation of partners’ redeemable financial liability, and tax rate (excluding the impact of discrete items) are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

Updates to the Company’s full-year guidance for 2018 are detailed below:

•	Onshore/Offshore revenue in a range of $5.8 - 6.1 billion, increased from the previous guidance range of $5.6 - 5.9 billion.

•	Onshore/Offshore EBITDA margin of at least 13% (excluding charges and credits), increased from the previous guidance of at least 12% (excluding charges and credits).

•	Surface Technologies EBITDA margin of at least 16% (excluding charges and credits), reduced from the previous guidance of at least 17.5% (excluding charges and credits).

•
Net interest expense of approximately $10 - 12 million per quarter (excluding the impact of revaluation of partners’ redeemable financial liability), reduced from the previous guidance of approximately $20 - 22 million per quarter (excluding the impact of revaluation of partners’ redeemable financial liability).

2019 Guidance
The Company will issue 2019 guidance after the close of the New York Stock Exchange on Wednesday, December 12, 2018. The Company will also host a teleconference on Thursday, December 13, 2018 to discuss the financial guidance. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information will be made available prior to the call.

Teleconference
The Company will host a teleconference on Thursday, October 25, 2018 to discuss the third quarter 2018 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.technipfmc.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

###
About TechnipFMC
TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.
This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•
the remedial measures to address our material weaknesses could be insufficient or additional issues relating to disclosure controls and procedures or internal control over financial reporting could be identified;

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns related to our fixed price contracts or asset construction projects that may affect revenues;

•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;

•	our ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	the potential impacts of seasonal and weather conditions;

•	the cumulative loss of major contracts or alliances;

•	U.S. and international laws and regulations, including environmental laws and regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;

•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•	results of the United Kingdom’s referendum on withdrawal from the European Union;

•	risks associated with being an English public limited company, including the need for court approval of “distributable profits” and stockholder approval of certain capital structure decisions;

•	our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;

•	the outcome of uninsured claims and litigation against us;

•	the risks of currency exchange rate fluctuations associated with our international operations;

•
risks that the legacy businesses of FMC Technologies, Inc. and Technip S.A. will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	unanticipated merger-related costs;

•	failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject; and

•
such other risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations	Media relations
Matt Seinsheimer Vice President Investor Relations Tel: +1 281 260 3665 Email: Matt Seinsheimer Phillip Lindsay Director Investor Relations (Europe) Tel: +44 (0) 20 3429 3929 Email: Phillip Lindsay	Christophe Bélorgeot Vice President Corporate Communications Tel: +33 1 47 78 39 92 Email: Christophe Belorgeot Delphine Nayral Senior Manager Public Relations Tel: +33 1 47 78 34 83 Email: Delphine Nayral

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
GAAP FINANCIAL STATEMENTS

The U.S. GAAP financial statements for TechnipFMC plc and consolidated subsidiaries are provided on the following pages. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

Therefore, the results for the three and nine months ended September 30, 2017:

1.	Include the results of Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to September 30, 2017; revenue of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent was reported in Subsea and the remainder in Surface Technologies.

When referencing these financial statements, adjusted EBITDA is also used to describe EBITDA excluding amortization related to the impact of purchase price accounting and other charges and credits.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$3,143.8	$4,140.9	$9,229.9	$11,373.9
Costs and expenses	2,863.7	3,872.3	8,527.2	10,704.6
	280.1	268.6	702.7	669.3

Other (expense) income, net	26.8	47.3	58.0	82.6

Income before net interest expense and income taxes	306.9	315.9	760.7	751.9
Net interest expense	(106.0)	(86.3)	(244.3)	(240.5)

Income before income taxes	200.9	229.6	516.4	511.4
Provision for income taxes	66.7	111.7	180.7	249.7

Net income	134.2	117.9	335.7	261.7
Net loss (income) attributable to noncontrolling interests	2.7	3.1	2.0	5.5

Net income attributable to TechnipFMC plc	$136.9	$121.0	$337.7	$267.2

Earnings per share attributable to TechnipFMC plc:
Basic	$0.30	$0.26	$0.73	$0.57
Diluted	$0.30	$0.26	$0.73	$0.57

Weighted average shares outstanding:
Basic	454.5	467.2	460.0	466.8
Diluted	459.0	469.7	464.0	468.3

Cash dividends declared per share	$0.13	$—	$0.39	$—

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue

Subsea	$1,209.1	$1,478.2	$3,606.7	$4,585.2
Onshore/Offshore	1,532.5	2,308.1	4,448.3	5,885.0
Surface Technologies	402.2	353.9	1,174.9	902.3
Other revenue	—	0.7	—	1.4
	$3,143.8	$4,140.9	$9,229.9	$11,373.9

Income before income taxes

Segment operating profit (loss)
Subsea	$79.7	$102.8	$210.0	$393.1
Onshore/Offshore	243.4	206.4	617.6	553.7
Surface Technologies	51.9	49.0	134.0	29.4
Total segment operating profit	375.0	358.2	961.6	976.2

Corporate items
Corporate expense, net (1)	(68.1)	(42.3)	(200.9)	(224.3)
Net interest expense	(106.0)	(86.3)	(244.3)	(240.5)
Total corporate items	(174.1)	(128.6)	(445.2)	(464.8)

Net Income before income taxes (2)	$200.9	$229.6	$516.4	$511.4

(1)
Corporate expense, net primarily includes corporate staff expenses, stock-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, and merger-related transaction expenses.

(2)	Includes amounts attributable to noncontrolling interests.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended		Nine Months Ended
Inbound Orders (1)	September 30,		September 30,
	2018	2017	2018	2017

Subsea	$1,553.9	$979.8	$4,297.9	$3,418.8
Onshore/Offshore	1,666.1	1,153.0	5,816.5	2,938.7
Surface Technologies	427.2	329.1	1,251.5	846.9
Total inbound orders	$3,647.2	$2,461.9	$11,365.9	$7,204.4

Order Backlog (2)	September 30,
	2018	2017

Subsea	$6,343.4	$5,948.9
Onshore/Offshore	8,378.8	7,559.3
Surface Technologies	455.8	394.2
Total order backlog	$15,178.0	$13,902.4

(1)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(2)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	September 30, 2018	December 31, 2017

Cash and cash equivalents	$5,553.3	$6,737.4
Trade receivables, net	2,079.3	1,484.4
Contract assets	1,394.6	1,755.5
Inventories, net	1,171.0	987.0
Other current assets	1,472.7	2,012.8
Total current assets	11,670.9	12,977.1

Property, plant and equipment, net	3,670.5	3,871.5
Goodwill	9,003.4	8,929.8
Intangible assets, net	1,223.1	1,333.8
Other assets	1,199.8	1,151.5
Total assets	$26,767.7	$28,263.7

Short-term debt and current portion of long-term debt	$78.4	$77.1
Accounts payable, trade	2,800.9	3,958.7
Contract liabilities	3,819.6	3,314.2
Other current liabilities	2,111.6	2,479.4
Total current liabilities	8,810.5	9,829.4

Long-term debt, less current portion	4,017.1	3,777.9
Other liabilities	1,076.1	1,247.0
Redeemable noncontrolling interest	39.7	—
TechnipFMC plc stockholders’ equity	12,804.8	13,387.9
Noncontrolling interests	19.5	21.5
Total liabilities and equity	$26,767.7	$28,263.7

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Nine Months Ended
	September 30,
	2018	2017
Cash provided (required) by operating activities
Net income	$335.7	$261.7
Adjustments to reconcile net income (loss) to cash provided (required) by operating activities
Depreciation	276.3	276.8
Amortization	136.2	184.9
Employee benefit plan and share-based compensation costs	27.1	30.5
Deferred income tax provision, net	(44.6)	3.5
Unrealized gain on derivative instruments and foreign exchange	19.0	(70.5)
Impairments	14.1	9.0
Income from equity affiliates, net of dividends received	(67.3)	(36.3)
Other	58.9	20.9
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(25.9)	225.8
Inventories, net	(259.6)	198.0
Accounts payable, trade	(938.2)	150.2
Contract liabilities	(18.6)	(1,195.3)
Income taxes payable (receivable), net	(91.8)	(88.1)
Other current assets and liabilities, net	416.6	217.3
Other noncurrent assets and liabilities, net	(182.6)	90.6
Cash provided (required) by operating activities	(344.7)	279.0

Cash provided (required) by investing activities
Capital expenditures	(255.2)	(170.4)
Cash acquired in merger of FMC Technologies, Inc. and Technip S.A.	—	1,479.2
Acquisitions, net of cash acquired	(103.4)	—
Cash divested from deconsolidation	(7.5)	—
Proceeds from sale of assets	7.9	13.6
Other	—	12.0
Cash provided (required) by investing activities	(358.2)	1,334.4

Cash required by financing activities
Net decrease in short-term debt	(29.5)	(28.4)
Net increase (decrease) in commercial paper	309.3	(363.0)
Proceeds from issuance of long-term debt	2.5	7.3
Repayments of long-term debt	—	(547.2)
Payments related to taxes withheld on share-based compensation	—	(46.6)
Purchase of treasury shares	(384.2)	(1.3)
Dividends paid	(179.2)	—
Settlements of mandatorily redeemable financial liability	(124.2)	(76.6)
Other	2.3	(0.3)
Cash required by financing activities	(403.0)	(1,056.1)
Effect of changes in foreign exchange rates on cash and cash equivalents	(78.2)	69.5
Increase (decrease) in cash and cash equivalents	(1,184.1)	626.8
Cash and cash equivalents, beginning of period	6,737.4	6,269.3
Cash and cash equivalents, end of period	$5,553.3	$6,896.1

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES

The Reconciliation of U.S. GAAP to non-GAAP financial measures for TechnipFMC plc and consolidated subsidiaries are provided on the following pages. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

The Non-GAAP results for the three and nine months ended September 30, 2017:

1.	Include the results of Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to September 30, 2017; revenue of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent was reported in Subsea and the remainder in Surface Technologies.

When referencing these financial statements, adjusted EBITDA is also used to describe EBITDA excluding amortization related to the impact of purchase price accounting and other charges and credits.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the third quarter 2018 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2017 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	September 30, 2018
	Net income attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$136.9	$2.7	$66.7	$(106.0)	$306.9	$142.0	$448.9

Charges and (credits):
Impairment and other charges	0.3	—	1.3	—	1.6	—	1.6
Restructuring and other severance charges	4.7	—	3.4	—	8.1	—	8.1
Business combination transaction and integration costs	3.3	—	3.0	—	6.3	—	6.3
Gain on divestitures	(21.1)	—	(10.5)	—	(31.6)	—	(31.6)
Purchase price accounting adjustment	15.7	—	4.8	—	20.5	(23.3)	(2.8)
Adjusted financial measures	$139.8	$2.7	$68.7	$(106.0)	$311.8	$118.7	$430.5

	Three Months Ended
	September 30, 2017
	Net income attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$121.0	$3.1	$111.7	$(86.3)	$315.9	$151.0	$466.9

Charges and (credits):
Impairment and other charges	4.9	—	3.3	—	8.2	—	8.2
Restructuring and other severance charges	31.3	—	19.9	—	51.2	—	51.2
Business combination transaction and integration costs	2.6	—	6.6	—	9.2	—	9.2
Purchase price accounting adjustment	23.8	—	8.9	—	32.7	(32.0)	0.7
Adjusted financial measures	$183.6	$3.1	$150.4	$(86.3)	$417.2	$119.0	$536.2

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the third quarter 2018 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2017 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Nine Months Ended
	September 30, 2018
	Net income attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$337.7	$2.0	$180.7	$(244.3)	$760.7	$412.5	$1,173.2

Charges and (credits):
Impairment and other charges	9.4	—	4.7	—	14.1	—	14.1
Restructuring and other severance charges	12.3	—	6.2	—	18.5	—	18.5
Business combination transaction and integration costs	13.9	—	7.0	—	20.9	—	20.9
Gain on divestitures	(21.1)	—	(10.5)	—	(31.6)	—	(31.6)
Purchase price accounting adjustment	50.9	—	15.6	—	66.5	(67.3)	(0.8)
Adjusted financial measures	$403.1	$2.0	$203.7	$(244.3)	$849.1	$345.2	$1,194.3

	Nine Months Ended
	September 30, 2017
	Net income attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$267.2	$5.5	$249.7	$(240.5)	$751.9	$461.7	$1,213.6

Charges and (credits):
Impairment and other charges	5.5	—	3.5	—	9.0	—	9.0
Restructuring and other severance charges	29.1	—	18.7	—	47.8	—	47.8
Business combination transaction and integration costs	53.1	—	34.1	—	87.2	—	87.2
Change in accounting estimate	16.0	—	5.9	—	21.9	—	21.9
Purchase price accounting adjustment	141.7	—	52.4	0.3	193.8	(115.3)	78.5
Adjusted financial measures	$512.6	$5.5	$364.3	$(240.2)	$1,111.6	$346.4	$1,458.0

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
(after-tax)
Net income (loss) attributable to TechnipFMC plc, as reported	$137	$121	$338	$267

Charges and (credits):
Impairment and other charges (1)	—	5	9	6
Restructuring and other severance charges (2)	5	31	12	29
Business combination transaction and integration costs (3)	3	3	14	53
Gain on divestitures (4)	(21)	—	(21)	—
Change in accounting estimate (5)	—	—	—	16
Purchase price accounting adjustments (6)	16	24	51	142
Total	3	63	65	246

Adjusted net income attributable to TechnipFMC plc	$140	$184	$403	$513

Earnings (loss) per diluted EPS attributable to TechnipFMC plc, as reported	$0.30	$0.26	$0.73	$0.57

Adjusted diluted EPS attributable to TechnipFMC plc	$0.31	$0.39	$0.87	$1.10

(1)
Tax effect of $1 million and $3 million during the three months ended September 30, 2018 and 2017, respectively, and $5 million and $4 million during the nine months ended September 30, 2018 and 2017, respectively.

(2)
Tax effect of $3 million and $20 million during the three months ended September 30, 2018 and 2017, respectively, and $6 million and $19 million during the nine months ended September 30, 2018 and 2017, respectively.

(3)
Tax effect of $3 million and $7 million during the three months ended September 30, 2018 and 2017, respectively, and $7 million and $34 million during the nine months ended September 30, 2018 and 2017, respectively.

(4)
Tax effect of $(11) million and nil during the three months ended September 30, 2018 and 2017, respectively, and $(11) million and nil during the nine months ended September 30, 2018 and 2017, respectively.

(5)	Tax effect of nil and nil during the three months ended September 30, 2018 and 2017, respectively, and nil and $6 million during the nine months ended September 30, 2018 and 2017, respectively.

(6)
Tax effect of $5 million and $9 million during the three months ended September 30, 2018 and 2017, respectively, and $16 million and $52 million during the nine months ended September 30, 2018 and 2017, respectively.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	September 30, 2018
	Subsea	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,209.1	$1,532.5	$402.2	$—	$3,143.8

Operating profit, as reported (pre-tax)	$79.7	$243.4	$51.9	$(68.1)	$306.9

Charges and (credits):
Impairment and other charges	1.4	—	0.2	—	1.6
Restructuring and other severance charges	3.6	(0.2)	1.1	3.6	8.1
Business combination transaction and integration costs	—	—	—	6.3	6.3
Gain on divestitures	(3.3)	(28.3)	—	—	(31.6)
Purchase price accounting adjustments - non-amortization related	(3.5)	—	0.9	(0.2)	(2.8)
Purchase price accounting adjustments - amortization related	23.4	—	(0.1)	—	23.3
Subtotal	21.6	(28.5)	2.1	9.7	4.9

Adjusted Operating profit	101.3	214.9	54.0	(58.4)	311.8

Adjusted Depreciation and amortization	87.2	12.4	18.5	0.6	118.7

Adjusted EBITDA	$188.5	$227.3	$72.5	$(57.8)	$430.5

Operating profit margin, as reported	6.6%	15.9%	12.9%		9.8%

Adjusted Operating profit margin	8.4%	14.0%	13.4%		9.9%

Adjusted EBITDA margin	15.6%	14.8%	18.0%		13.7%

	Three Months Ended
	September 30, 2017
	Subsea	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,478.2	$2,308.1	$353.9	$0.7	$4,140.9

Operating profit, as reported (pre-tax)	$102.8	$206.4	$49.0	$(42.3)	$315.9

Charges and (credits):
Impairment and other charges	1.4	—	6.8	—	8.2
Restructuring and other severance charges	21.4	28.9	1.0	(0.1)	51.2
Business combination transaction and integration costs	(3.0)	—	(1.0)	13.2	9.2
Purchase price accounting adjustments - non-amortization related	11.9	—	(0.1)	(11.1)	0.7
Purchase price accounting adjustments - amortization related	32.1	—	0.3	(0.4)	32.0
Subtotal	63.8	28.9	7.0	1.6	101.3

Adjusted Operating profit	166.6	235.3	56.0	(40.7)	417.2

Adjusted Depreciation and amortization	93.8	9.3	15.2	0.7	119.0

Adjusted EBITDA	$260.4	$244.6	$71.2	$(40.0)	$536.2

Operating profit margin, as reported	7.0%	8.9%	13.8%		7.6%

Adjusted Operating profit margin	11.3%	10.2%	15.8%		10.1%

Adjusted EBITDA margin	17.6%	10.6%	20.1%		12.9%

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Nine Months Ended
	September 30, 2018
	Subsea	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$3,606.7	$4,448.3	$1,174.9	$—	$9,229.9

Operating profit, as reported (pre-tax)	$210.0	$617.6	$134.0	$(200.9)	$760.7

Charges and (credits):
Impairment and other charges	8.6	—	1.6	3.9	14.1
Restructuring and other severance charges	10.5	(5.8)	6.4	7.4	18.5
Business combination transaction and integration costs	—	—	—	20.9	20.9
Gain on divestitures	(3.3)	(28.3)	—	—	(31.6)
Purchase price accounting adjustments - non-amortization related	(6.1)	—	5.7	(0.4)	(0.8)
Purchase price accounting adjustments - amortization related	67.7	—	(0.4)	—	67.3
Subtotal	77.4	(34.1)	13.3	31.8	88.4

Adjusted Operating profit	287.4	583.5	147.3	(169.1)	849.1

Adjusted Depreciation and amortization	264.3	29.7	48.1	3.1	345.2

Adjusted EBITDA	$551.7	$613.2	$195.4	$(166.0)	$1,194.3

Operating profit margin, as reported	5.8%	13.9%	11.4%		8.2%

Adjusted Operating profit margin	8.0%	13.1%	12.5%		9.2%

Adjusted EBITDA margin	15.3%	13.8%	16.6%		12.9%

	Nine Months Ended
	September 30, 2017
	Subsea	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$4,585.2	$5,885.0	$902.3	$1.4	$11,373.9

Operating profit, as reported (pre-tax)	$393.1	$553.7	$29.4	$(224.3)	$751.9

Charges and (credits):
Impairment and other charges	2.0	—	7.0	—	9.0
Restructuring and other severance charges	33.5	0.9	5.0	8.4	47.8
Business combination transaction and integration costs	—	—	—	87.2	87.2
Change in accounting estimate	11.8	—	10.1	—	21.9
Purchase price accounting adjustments - non-amortization related	55.3	—	42.3	(19.1)	78.5
Purchase price accounting adjustments - amortization related	104.7	—	11.5	(0.9)	115.3
Subtotal	207.3	0.9	75.9	75.6	359.7

Adjusted Operating profit	600.4	554.6	105.3	(148.7)	1,111.6

Adjusted Depreciation and amortization	275.3	29.9	37.8	3.4	346.4

Adjusted EBITDA	$875.7	$584.5	$143.1	$(145.3)	$1,458.0

Operating profit margin, as reported	8.6%	9.4%	3.3%		6.6%

Adjusted Operating profit margin	13.1%	9.4%	11.7%		9.8%

Adjusted EBITDA margin	19.1%	9.9%	15.9%		12.8%

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$5,553.3	$6,737.4
Short-term debt and current portion of long-term debt	(78.4)	(77.1)
Long-term debt, less current portion	(4,017.1)	(3,777.9)
Net cash	$1,457.8	$2,882.4

Net cash (debt) is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate TechnipFMC's capital structure and financial leverage. Management believes net cash (debt) is a meaningful financial measure that may also assist investors in understanding TechnipFMC's financial condition and underlying trends in its capital structure.